As filed with the Securities and Exchange Commission on May 31, 2011

Registration No. 333-174042

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hertz Global Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	7514	20-3530539
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

J. Jeffrey Zimmerman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Scott A. Barshay, Esq. Minh Van Ngo, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	John M. Allen, Jr., Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

Approximate date of commencement of proposed sale of securities to the public: Pursuant to Rule 162 under the Securities Act, the offer described herein commenced as of May 24, 2011, the date of the initial filing of the Schedule TO and the filing of Amendment No. 1 to this Registration Statement. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions set forth in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 2 to the Registration Statement on Form S-4 (333-174042) is to file exhibit 5.1 and to reflect such filing in the exhibit index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.

Article Fifth, Section (h) of Hertz’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of Hertz shall not be liable to Hertz or its stockholders for monetary damages for breach of fiduciary duty as a director. Article Fifth, Section (i) of Hertz’s Amended and Restated Certificate of Incorporation provides further that Hertz shall indemnify directors and officers of Hertz to the fullest extent permitted by the DGCL, as the same exists or may be amended. Article Fifth, Section (i) of Hertz’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as the same exists or may be amended, Hertz shall indemnify and advance expenses to the directors of Hertz, provided that, except as otherwise provided in the by-laws of Hertz, Hertz shall not be obligated to indemnify or advance expenses to a director of Hertz in respect of an action, suit or proceeding (or part thereof)

instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the board of directors of Hertz.

Section 6.01 of Hertz’s Amended and Restated By-Laws, referred to as the by-laws of Hertz, provides that: Hertz shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of Hertz, or while serving as a director or officer of Hertz, is or was serving or has agreed to serve at the request of Hertz as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Hertz, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of Hertz to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Hertz unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of the by-laws of Hertz, Hertz shall not be obligated to indemnify a director or officer of Hertz in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the board of directors of Hertz.

Section 6.04 of the by-laws of Hertz provides that Hertz shall advance expenses (including attorneys’ fees) incurred by a present or former director or officer of Hertz in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by Hertz.

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Hertz, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Hertz has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of Hertz may, in such capacities, incur.

Hertz has entered into indemnification agreements with each of its directors providing the directors contractual rights to advancement of expenses as provided by its by-laws, and contractual rights to indemnification as provided in the indemnification agreement.

Hertz, along with The Hertz Corporation, is a party to customary indemnification agreements with the Sponsors and stockholders of Hertz that are affiliated with the Sponsors, pursuant to which Hertz and The Hertz Corporation have agreed to indemnify the Sponsors, Hertz’s stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons against certain liabilities arising out of the performance of a consulting agreement with Hertz and each of the Sponsors and against certain other claims and liabilities, including liabilities arising out of certain financing arrangements and securities offerings.

Item 21.   Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.   Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  (1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Park Ridge, State of New Jersey, on May 31, 2011.

HERTZ GLOBAL HOLDINGS, INC.,

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on May 31, 2011:

Signature	Title

*	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
Mark P. Frissora

/s/ Elyse Douglas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Elyse Douglas

*	Senior Vice President, Finance and Corporate Controller (Principal Accounting Officer)
Jatindar S. Kapur

*	Lead Director
George W. Tamke

*	Director
Barry H. Beracha

*	Director
Brian A. Bernasek

*	Director
Carl T. Berquist

*	Director
Michael J. Durham

Signature	Title

*	Director
Robert F. End

*	Director
Gregory S. Ledford

*	Director
Angel L. Morales

*	Director
Nathan K. Sleeper

*	Director
David H. Wasserman

*	Director
Henry C. Wolf

*By:	/s/ Elyse Douglas
Elyse Douglas
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Descriptions

3.1
Amended and Restated Certificate of Incorporation of Hertz (incorporated by reference to Exhibit 3.1 to Hertz’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed on March 30, 2007, File No. 001-33139).

3.2
Amended and Restated By-Laws of Hertz, effective as of March 31, 2011 (incorporated by reference to Exhibit 3.2 to Hertz’s Current Report on Form 8-K filed with the SEC on April 1, 2011, File No. 001-33139).

5.1	Opinion of Debevoise & Plimpton LLP regarding the legality of the common stock being registered.

12.1	Computation of Ratio of Earnings to Fixed Charges.*

15.1	Letter of PricewaterhouseCoopers LLP regarding Unaudited Interim Financial Statements.*

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Hertz’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed on February 25, 2010, File No. 001-33139).

23.1	Consent of PriceWaterhouseCoopers LLP, independent registered public accounting firm of Hertz.*

23.2	Consent of Debevoise & Plimpton LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	Previously filed.